Exhibit 10.29

LICENSE AGREEMENT

LICENSE AGREEMENT made effective this 30 day of January, 2013 (the “Effective Date”) by and between NOVAS ENERGY GROUP LIMITED, a corporation organized under the laws of the British Virgin Islands, having a principal place of business at P.O. Box 958, Morgan & Morgan Building, Pasea Estate, Road Town, Tortola, British Virgin Islands as Licensor (hereinafter called “Licensor”) and NOVAS ENERGY (USA) INC., a corporation organized under the laws of the State of Delaware, having a principal place of business at 1701 Commerce Street, 2nd Floor, Houston, Texas 77002 as Licensee (hereinafter called “Licensee”).

WHEREAS, Licensor owns by assignment the right, title and interest in and to an invention for a process and apparatus for the production enhancement of hydrocarbon deposits using metallic plasma-generated, directed, nonlinear, wide-band and elastic oscillations at resonance frequencies (the “Technology”) and a patent application for the protection of the Technology has been filed with the United States Patent and Trademark Office, which patent application is pending and attached as Schedule A to this License Agreement (the “Application”);

WHEREAS, Licensee desires to utilize the Technology (i) to provide services to third parties; (i) possibly for itself; and (iii) for sub-licensing, all in the Licensed Territory;

WHEREAS, Licensee desires to secure an exclusive, royalty-bearing, perpetual license for the use, development, marketing and commercialization of the Licensor's Technology (now or hereafter acquired) and the patent pending for the foregoing business purposes;

WHEREAS, Licensor is agreeable to licensing to Licensee, on an exclusive and royalty-bearing, perpetual basis, the Technology solely in the Licensed Territory and the patents pending for the foregoing business purposes of Licensee; and

WHEREAS, the parties have negotiated and have reached certain understandings, and desire a document to evidence and formalize such understandings.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties have agreed, and do hereby agree, as follows:

ARTICLE I - DEFINITIONS

For the purpose of this License Agreement, and solely for that purpose, the terms set forth hereinafter shall be defined as follows:

(a) “Licensed Process” shall mean a method or process either covered by the Patent Rights or by the Technology (now or hereafter acquired).

(b) “Licensed Services” means the performance of a service for cash consideration using the practice of a Licensed Process.

(c) “Licensed Territory” shall mean the United States of America and its territories and possessions.

(d) “Net Service Sales” means the cash consideration received by Licensee from the Sale of Licensed Services less the following items, directly attributable to the Sale of such Licensed Services and borne by the Licensee, or Sublicensees as the Seller: (i) discounts and rebates actually granted; (ii) sales, value added, use and other taxes and government charges actually paid, excluding income taxes; and (iii) other amounts actually refunded, allowed or credited due to rejections or re-works, but not exceeding the original invoiced amount. [Additionally, if Licensee, or Sublicensees use a Licensed Process for its own internal purposes or otherwise in a situation that does not involve a Sale for which a royalty is paid under Article IV, then Net Service Sales shall also include an amount equal to the customary sale price charged to a third party for the same Licensed Services].

(e) “Non-Royalty Sublicensing Consideration” means the cash consideration received by the Licensee from a Sublicensee in consideration of the grant of a sublicense under the Patent Rights (including, without limitation, license or option or distribution fees, fees to maintain license rights, and bonus/milestone payments), but excluding amounts received as running royalties, a profit share, or other revenue sharing based on Net Service Sales for which Licensor receives a running royalty.  For the avoidance of doubt, Non-Royalty Sublicensing Consideration shall not include bona fide: (i) running royalties received by Licensee on Net Service Sales that are royalty-bearing to Licensor and (ii) amounts paid and used exclusively for research and development of Licensed Services by Licensee.

(f) “Patent Rights” shall mean the patent identified in the Application, together with any divisional, continuation, or continuation-in-part applications based thereon, any patents resulting from any of said applications and any reissues or extensions that may be based on any of said patents, and shall also include all improvements, modifications, enlargements and extensions made to any of the Patent Rights during the term of this License Agreement. For the avoidance of doubt, the Patent Rights relating to the License shall not be limited to any filed of use.

(g) The phrase “covered by the Patent Rights” and equivalent language as used herein shall mean covered by a valid claim of an issued, unexpired patent within the Patent Rights or by a claim being presented in a pending patent application within the Patent Rights. Any claim being presented in a pending patent application shall be deemed to be the equivalent of a valid claim of an issued, unexpired patent for purposes of the grant of the License.

(h) “Sell, Sale or Sold” means the provision of Licensed Services for which cash consideration is received by Licensee, or Sublicensees. A Sale of Licensed Services will be deemed completed at the time Licensee or its Sublicensee receives such consideration.

(i) “Seller” shall mean one who sells.

(j) “Sublicensee” shall mean a sublicensee pursuant to Article IV (a) hereof;

(k) “Technology” shall mean the process and apparatus of Licensor for the production enhancement of hydrocarbon deposits using metallic plasma-generated, directed, nonlinear, wide-band and elastic oscillations at resonance frequencies and include for this purpose not only the content of the Patent Rights and the content of any future patents issued or applied for in any field of use, but all improvements, modifications, enlargements and extensions thereto, now or hereafter existing, whether or not Licensor seeks additional patent protection thereon, together with all software programs used to design, install and operate the machines, all proprietary data and trade secrets, all know-how, inventions and discoveries (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data, supplier lists and customer lists and all documentation relating to any of the foregoing; databases, data collections and content and all rights therein, throughout the world (collectively “Data Collections”); all computer software, including all source code, object code, firmware, development tools, files, records data, and documentation (including design documents, flowcharts and specifications therefor), and all media on which any of the foregoing is recorded (collectively “Software”);

(l) “Trademarks” shall mean all trademarks, trade names, service marks, corporate names brand names, trade dress, designs and logos and other source indicators, and all registrations and applications for registration thereof and all other rights corresponding thereto throughout the world, together with the goodwill of any business symbolized thereby of the Licensor that relate to the Patent Rights; and

(m) “Used” or “Use” shall mean use of the Patent Rights or the Technology within the Licensed Territory in return for any form of consideration having monetary value including for this purpose equity ownership or investment in any entity regardless of the form of ownership or investment.

ARTICLE II - LICENSE

Licensor hereby grants to Licensee and Licensee hereby accepts from Licensor, upon the terms and conditions herein specified, an exclusive, perpetual, royalty-bearing license, with right to sublicense in the Licensed Territory, under the Patent Rights and the Technology (a) to practice the Licensed Process (i) to provide services to third parties; (ii) for itself; and (iii) for sub-licensing, all in the Licensed Territory; and (b) to use the Licensor's Trademarks associated therewith, to the full end of the term or terms for which the Patent Rights and the Technology are or shall be issued, unless the license or this License Agreement shall be sooner terminated as hereinafter provided.

ARTICLE III - EXCLUSIVITY

Subject to the provisions of Articles V and XIII hereof, the license herein granted shall be exclusive to Licensee in the License Territory for a period of time extending until the termination of this License Agreement.

ARTICLE IV - SUBLICENSING PROVISIONS

(a) Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor, upon the terms and conditions herein specified, a non-assignable right and power to grant to others (“Sublicensees”), upon reasonable terms and conditions that are consistent with the terms of this Agreement and are no less restrictive than those set forth in this License Agreement, non-assignable royalty-bearing sublicenses to provide the Licensed Services in the License Territory.

(b) Any Sublicense in effect at the termination of this License Agreement shall remain in effect, but for the benefit of Licensor and Licensee; provided that the Sublicensee shall continue to make all reports and payments due and owing under its sublicensing agreement and is not otherwise in breach or default thereunder, such reports and payments then to be made to Licensor and Licensee rather than Licensee alone and provided further that the Licensor does not provide the Sublicensee with a notice of termination, which it shall have the right to do in its discretion.

(c) A Sublicense Agreement shall not exceed the scope and rights granted to Licensee hereunder.  Sublicensee must agree in writing to be bound by the applicable terms and conditions of this Agreement and shall indicate that Licensor is a third party beneficiary and entitled to enforce the terms and conditions of the Sublicense Agreement applicable to this Agreement. Licensee shall deliver to Licensor a true, complete, and correct copy of each Sublicense Agreement granted by Licensee, and any modification or termination thereof, within 30 days following the applicable execution, modification, or termination of such Sublicense Agreement. If the Sublicense Agreement is not in English, Licensee shall provide Licensor an accurate English translation in addition to a copy of the original agreement.

(d) Notwithstanding any such Sublicense Agreement, Licensee will remain primarily liable to Licensor for all of the Licensee’s duties and obligations contained in this Agreement. Any act or omission of a Sublicensee that would be a breach of the Agreement if performed by Licensee will be deemed to be a breach by Licensee unless Licensee complies with the remaining provisions of this paragraph.  Each Sublicense Agreement will contain a right of termination by Licensee in the event that the Sublicensee breaches the payment or reporting obligations affecting Licensor or any other terms and conditions of the Sublicense Agreement that would constitute a breach of this Agreement if such acts were performed by Licensee. In the event of a Sublicensee breach, and if after a reasonable opportunity to cure as provided in any such Sublicense Agreement (not to exceed 30 days for a payment breach and 60 days for a non-payment breach), such Sublicensee fails to cure such Sublicensee breach, then the Licensee will terminate the Sublicense Agreement within 30 days thereafter, with copy of such written notice of termination to Licensor, unless agreed to in writing otherwise by Licensor.

ARTICLE V - LICENSE FEE

Licensee shall pay to Licensor, royalties equal to seven and one half percent (7.5%) of Net Service Sales and Non-Royalty Sublicensing Consideration: No Minimum Royalty (as hereinafter defined) payment shall be due during the first or second year of this Agreement or prior to the three year anniversary of the date of this License Agreement (the “Three Year Anniversary”).  If the aggregate royalties and Non-Royalty Sublicensing Consideration paid to Licensor (i) over the three year term of this License Agreement are not at least $500,000 (the “Minimum Royalty”) on or prior to the three year anniversary of the Three Year Anniversary or (ii) over each of the next one year periods commencing on the Three Year Anniversary are not at least the Minimum Royalty on or prior to the end of any such one year period then, Licensee will pay Licensor within 30 days after the Three Year Anniversary or any one year anniversary thereof in which there is a deficiency, an additional cash payment equal to the difference between the Minimum Royalty and the actual royalties and Non-Royalty Sublicensing Consideration paid to Licensor during such term.  If such additional cash payment is not paid to Licensor within such thirty days then this License Agreement  shall terminate.

ARTICLE VI –
MANUFACTURE AND PURCHASE OF APPARATUS

Licensee shall have the right to manufacture the apparatus to be utilized for the performance of Licensed Services and shall the right to modify, enhance and improve the apparatus.  Any modifications, enhancements or improvements to the apparatus or License Process developed by Licensee (the “Enhancements”) shall be owned by Licensee so long as such ownership does not infringe upon Licensor’s Patent Rights and Licensee shall grant Licensor perpetual, royalty-free, fully paid-up license to use the Enhancements.  If Licensee shall acquire any such apparatus from Licensor or any entity affiliated with Licensor or its principals, the purchase price paid by Licensee shall be no higher than that paid by any other party.

ARTICLE VII - PATENT RIGHTS

(a) Licensor shall upon request of Licensee advise Licensee as to the status of any patents and patent applications within the Patent Rights and the Technology as applicable or potentially applicable.

(b) In the event that Licensor does not desire to file a particular patent application or discontinues its responsibility for prosecution or maintenance of a particular patent application or applications or discontinues its responsibility for the maintenance of a particular patent in Patent Rights listed in Schedule A, Licensor shall notify Licensee promptly in writing of its intention and, in the case of proposed discontinuances, at least 60 days prior to the effective date thereof, in order to permit Licensee to determine whether it wishes to assume the responsibility therefor. Licensee shall have the right and option, but not the obligation, to assume the responsibility for filing, prosecution and maintenance of such patent applications and patents therefor which Licensor desires not to prosecute or to discontinue. Licensee shall inform Licenser in writing of its decision to assume the responsibility for filing, prosecution and maintenance of such patent applications and patents, and Licensor promptly execute and deliver such documents and take such actions as are reasonably necessary or appropriate to assign such patent or patent application to Licensee and making the inventor reasonably available to assist in the prosecution of any such applications.  Upon assignment of patent or patent application to Licensee, said patent and/or patent application shall be removed from the Patent Rights and no longer subject to this License Agreement.  Licensor shall promptly inform Licensee in writing of any Patent Rights that were filed with a Patent Office or invented subsequent to the effective date of this License Agreement. Licensor covenants that Patent Rights that were filed with a Patent Office or invented subsequent to the effective date of this License Agreement shall be included in their entirety within the scope of this License Agreement upon the same terms and conditions and without any additional payment or alteration of the existing fixed payments or royalties payable by Licensee to Licensor under this Agreement.

(c) Licensor shall upon request of Licensee inform Licensee of the issuance of all licenses granted by it to other Licensees under any of the Patent Rights that affect Licensee’s interest in the Patent Rights and Technology  in the event that any such licenses shall be legally required to be granted.

(d) Licensor agrees that each of its agreements that it enters into with its other licensees of the Technology shall prohibit such licensees from utilizing or applying the Technology or any Enhancements thereof in the Licensed Territory during such time that this License Agreement is in effect.

ARTICLE VIII - DEVELOPMENT AND REGULATORY APPROVAL

(a) Licensor will develop the Licensed Process for commercialization at Licensor's sole and complete expense including the research, planning, development and manufacture of prototypes and finished product working models of apparatuses using the Licensed Process and the Technology to be sold by Licensee or any Sublicensee. Licensor shall also be responsible for all costs of filing, prosecuting and maintaining  all Patent Rights in the United States and Licensee shall be responsible for all costs of obtaining local regulatory and governmental permits and authorizations as may be required.

(b) Licensee shall control the process for obtaining marketing licenses and approvals for the Licensed Process. Licensee shall bear the complete costs for obtaining the marketing approvals for the Licensed Process.

(c) Licensor will in good faith participate in and provide necessary information, and data which may be necessary for obtaining marketing approvals for the Licensed Process, and Licensee agrees to reimburse Licensor for all commercially reasonable expense incurred by such participation; provided, however, that all regulatory licenses and approvals that require modifications to the prototypes or any existing Licensed Process shall be at the sole cost and expense of the Licensor.

ARTICLE IX - DILIGENCE

(a) Licensor shall use commercially reasonable efforts in developing, testing, and manufacturing the apparatus utilized in the Licensed Process. Licensee shall use commercially reasonable efforts in promoting, advertising and selling the Licensed Process under this License Agreement and in seeking responsible Sublicensees.

(b) Licensor shall use reasonable efforts, at its expense, to prosecute any patent applications related to the Patent Rights and Technology, to obtain patents thereon and to maintain any such patents.

(c) Licensor shall use reasonable efforts to submit to the appropriate authority in the United States claims related to the Patent Rights. Licensor shall promptly provide Licensee with copies of all patents, patent applications and other filings and any communications with the applicable patent office, including without limitation, all office actions and responses related to the Patent Rights. Licensee shall have no obligation to contribute, in whole or part, to the costs of preparing, filing, prosecuting, issuing, defending or maintaining the patents and patent applications under this Article IX(c), except as otherwise provided in Article VII(b).

ARTICLE X - TERMINATION

(a) Upon any breach of or default under this License Agreement by Licensee, Licensor may terminate this License Agreement by 60 days' written notice to Licensee specifying in reasonable detail the nature of the default. Said notice shall become effective at the end of said period, unless during said period Licensee shall, in the reasonable discretion of Licensor, substantially cure such breach or default. Upon termination, Licensee shall cease providing Licensed Services and Licensee shall tender payment to Licensor of all accrued royalties owed as of the later of the (i) effective date of termination or (ii) date that Licensee receives its last payment for Licensed Services or Non-Royalty Sublicensing Consideration.

(b) If the Licensor dissolves, becomes insolvent or has a receiver appointed for all or any part of its property, or makes an assignment for the benefit of creditors, or voluntarily commences or has filed against it an involuntary proceeding under any bankruptcy or insolvency laws which results in the entry of an order for relief or which remains undismissed, undischarged or unbonded for a period of 60 days or more, and Licensee is unable to continue to use the license granted hereunder for the Licensed Process and Technology, then  the Application, the Patent Rights, the Technology and the Trademarks within the Licensed Territory shall, ipso facto, and without any additional documentation become the property of and ownership and title shall vest in, the Licensee. In such a case, Licensee shall, subject to applicable federal bankruptcy and state insolvency laws, be permitted to assume this License Agreement and to perform hereunder, and Licensor shall cooperate in all respects and furnish all assistance reasonably necessary or required to enable Licensee to continue to obtain the benefits of this License Agreement. Licensor hereby irrevocably appoints Licensee as the Licensor's attorney-in-fact, with full authority in the place and stead of Licensor and in the name of Licensor or otherwise, from time to time in Licensee's discretion, upon the Licensor's failure or inability to do so, to take any action and to execute any instrument and make any filing with any regulatory authority or otherwise which Licensee may deem necessary or advisable to accomplish the purposes of this Agreement, including:

(i) To modify, in its sole discretion, this License Agreement without first obtaining Licensor's approval of or signature to such modification by amending the definitions of Patents, Patent Rights, Technology and Trademarks hereof, as appropriate, to include reference to any right, title or interest in any Patents, Patent Rights, Technology and Trademarks acquired by Licensor after the execution hereof or to delete any reference to any right, title or interest in any Patents, Patent Rights, Technology and Trademarks in which Licensor no longer has or claims any right, title or interest; and

(ii) To file, in its sole discretion, one or more financing or continuation statements and amendments thereto, or filings with the U.S. Patent and Trademark Office or any similar foreign office performing a similar function relative to any of the foregoing without the signature of Licensor where permitted by law.

ARTICLE XI - ASSIGNMENT

This License Agreement shall not be assigned by either party without the prior written consent of the other Party hereto; provided, however, that either party hereto shall be entitled to assign this Agreement to an affiliated entity that is either owned by or controlled by it or that controls it and a change of control of either party hereto shall not be deemed an assignment for purposes of this License Agreement.

ARTICLE XII – INFRINGEMENT AND INDEMNITY

(a) In the event that any legal proceeding shall be instituted or threatened against Licensee or any of its officers or directors or Sublicenses involving any claim relating to a breach of a representation or warranty made by Licensor in this License Agreement or that the Patent Rights, Licensed Process or Technology infringe a third party’s patent or copyright, Licensee will notify Licenser thereof. Licensor shall have 30 days after receipt of the above-mentioned notice to undertake, conduct and control, through counsel of its own choosing (subject to the consent of Licensee, such consent not to be unreasonably withheld) and at its expense, the settlement or defense thereof, and the Licensee shall cooperate with Licensor in connection therewith, provided that (i) Licensor shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of Licensee; (ii) in the event it appears likely, in the reasonable judgment of the Licensee, that different defenses are available to the Licensee or that a conflict of interest may arise between the Licensee and the Licensor with respect to such claim, the Licensee shall choose its own counsel, and the reasonable fees and expenses of such counsel shall be home by the Licensor; (iii) in the event it appears that no conflict of interest will arise between the Licensee and the Licensor and the Licensee desires to choose its counsel, the Licensor shall permit the Licensee to participate in such settlement or defense through such counsel chosen by the Licensee, provided that the fees and expenses of such counsel shall be borne by the Licensee; and (iv) the Licensor shall agree promptly to reimburse the Licensee for the full amount of any loss resulting from such claim and all related expenses incurred by the Licensee. So long as the Licensor is reasonably contesting any such claim in good faith, the Licensee shall not pay or settle any such claim. Notwithstanding the foregoing, and provided that no rights of Licensor are thereby in any way compromised or infringed, the Licensee shall have the right to pay or settle any such claim, provided that in such event the Licensee shall waive any right to indemnity, contribution or any other form of repayment therefor (however described) by the Licensor, and reimburse the Licensor for any payments made to the date of the settlement. If the Licensor does not notify the Licensee within 30 days after receipt of the Licensee's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Licensee or its Sublicensee shall have the right to contest, settle or compromise the claim in the exercise of its exclusive discretion at the expense of the Licensor, and the reasonable costs and expenses (including but not limited to reasonable attorneys' fees and expenses) incurred by them in connection with the defense of such claim, at the expense of Licensor. Licensee shall bill Licensor monthly for all costs and expenses incurred in the defense of any such claim, and Licensor shall promptly remit payment of all such bills to Licensee. Licensor's failure to make such payment shall be a material default under this License Agreement. Licensor shall be entitled to participate in any such suit or action with its own counsel at its own expense. In the event of any claim under this Article XII, each of Licensor and Licensee shall (1) fully cooperate with each other in connection with any such claim; (2) on reasonable notice have any of its employees, officers, directors, agents and other representatives testify when necessary; and (3) on reasonable notice make available to each other as necessary all relevant records, specimens, samples and other information in its possession at its own expense. Licensor shall not be liable under this paragraph for any claim relating to Licensee’s negligence in the provision of Licensed Services or solely based upon any Enhancement developed and used by Licensee in the provision of Licensed Services.

(b) If, as a result of any such claim described in "(a)" above, Licensee or its Sublicensee is required by reason of an order of a court, arbitration board or other similar body or by reason of a settlement between the parties, to pay a royalty or make other similar payments to a third party, on if as a result of such claim, Licensee or its Sublicensee is obligated to pay damages other than a royalty to a third party, Licensor shall be responsible for all such damages, and shall defend, indemnify and hold harmless Licensee and its officers, directors and Sublicensees with respect thereto.

(c) Licensee, as exclusive Licensee, shall have the power, but not the obligation, to institute, prosecute and settle, at its own expense, suits for infringement of the Patent Rights and/or Licensed Process within the Licensed Territory, and if, required by law, Licensor will join as parry plaintiff in such suits. Licensee shall be entitled to all recoveries in such suits.  Licensor shall (1) fully cooperate with Licensee in connection with any such proceeding, (2) on reasonable notice have any of its employees, officers, directors, agents and other representatives testify when necessary, and (3) on reasonable notice make available to Licensee as necessary all relevant records, specimens, samples and other information in its possession all at commercially reasonable expense of Licensee.

(d) In the event that Licensee declines to pursue any claim of infringement of the Licensed Patents or Licensed Process brought to its attention by Licensor within 90 days following written notice from Licensor, Licensor may thereafter, and at its sole cost and expense, pursue such infringement independently of Licensee, and shall be entitled to retain all resulting proceeds or recoveries.

(e) In addition, Licensor agrees to indemnify and hold harmless Licensee and each of its respective officers, directors, agents, employees and affiliates (a “Licensee Party”) from and against any and all losses, claims, damages or liabilities, including penalties on reserves, to which it may become subject that result from any claim asserted by any other party licensed by or contracting with Licensor against Licensee Party arising out of, related to or in connection with any Licensor contract regardless of how such claim is denominated or described, and including all suits, actions, proceedings, demands, assessments, judgments, costs, reasonable attorneys' fees and expenses incident to any of the foregoing matters, including those reasonable costs, charges and expenses (including any expenses resulting from any investigation or inquiry) with respect to the participation of any Licensee Party in defense thereof, whether or not the Licensee Party is named as a party.

ARTICLE XIII - GENERAL

(a) This License Agreement constitutes the entire agreement between the parties as to the Licensed Process, the Patent Rights, the Technology, and all prior negotiations, representations, agreements and understandings, written or oral, are merged into, extinguished by and completely expressed by it.

(b) Any notice required or permitted to be given by this License Agreement shall be given by personal delivery, prepaid overnight courier, prepaid registered or certified mail addressed to each party at the address listed above. Such addresses may be altered by notice so given.

(c) This License Agreement and its effect are subject to and shall be construed and enforced in accordance with the law of the State of Texas without giving effect to any applicable conflicts of laws principles, except as to any issue which by the law of Texas depends upon the validity, scope or enforceability of any patent within the Patent Rights, which issue shall be determined in accordance with the applicable parent laws of the country of such patent.

(d) Nothing in this License Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this License Agreement or concerning the legal right of the parties to contract and any statute, law, ordinance or treaty, the latter shall prevail, but in such event the affected provisions of this License Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements.

(e) Licensor shall be required to provide Licensee, at no additional cost, with all know-how, data, software operating programs, trade secrets, proprietary information or operating instructions or other information in its possession or control relating to, or otherwise necessary or appropriate for any such Licensed Process.

(f) Licensee agrees to indemnify and hold harmless Licensor from and against any and all claims, damages and liabilities asserted by third parties (whether governmental or private) arising from Licensee's and Sublicensee's practice of any Licensed Process or the use thereof by any third party unless such claim, damage or liability arises in whole or in part from the willful recklessness, negligence or breach of an obligation of Licensor under this License Agreement.

(g) As used in this License Agreement, singular includes the plural and plural includes the singular, wherever so required by the context. The headings appearing at the beginning of the numbered Articles hereof have been inserted for convenience only and do not constitute a part of this License Agreement.

(h) The Licensee will maintain or cause to be maintained, with financially sound and reputable insurers, appropriate liability insurance with respect to Licensed Process against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses.

ARTICLE XIV - EXTENSION OF PATENT RIGHTS

(a) Licensor shall seek any extension that is available or that becomes available in respect of the term of any patent within the Patent Rights including any patent that may issue on a patent application within the Patent Rights.

(b) Upon request Licensee shall reasonably cooperate with Licensor in seeking any extension that is available or that becomes available with respect to the term of any patent within the Patent Rights including any patent that may issue on a patent application within the Patent Rights.

(c) Licensee shall advise Licensor of any governmental approval to practice the Licensed Process or any other governmental approval obtained by or on behalf of Licensee or a Sublicensee that is material to any such extension, and Licensee shall supply Licensor with any pertinent information and data in its possession or that is in the possession of any Sublicensee.

(d) Licensee shall supply Licensor with material information and data required to comply with 35 USC §156 Extension of Patent Term (and any successor legislation) and any administrative rules or regulation thereunder or required to comply with any corresponding laws and regulations that are or shall be in effect in any country within the Patent Rights. Licensee shall require its Sublicensees to comply with this Article XIV, and each sublicensing agreement shall include a clause essentially like this Article XIV.

ARTICLE XV - EFFECTIVE DATE AND TERM

This License Agreement shall become effective on the day and year first above written and shall continue, unless terminated earlier by one of the parties in accord with its terms.

ARTICLE XVI - CONFIDENTIALITY

The Parties agree that each shall hold in confidence and refrain from disclosing to others or using, in any activities other than those directly related to this License Agreement, information which may be disclosed to each other which is marked “Confidential” including this License Agreement.  The Parties agree that each shall hold in confidence and refrain from disclosing to others or using, in any activities other than those directly related to this License Agreement, information that has been disclosed to each other during the negotiation of this License Agreement that either Party indicated was confidential at the time of disclosure to the other Party. Such confidential information shall be disclosed in writing, or if first communicated orally, confirmed in writing within 30 days of initial disclosure except with respect to confidential information disclosed to each other during the negotiation of this License Agreement, which shall be confirmed in writing ten days from the signing by such Party of this License Agreement.  Without limiting the foregoing in any way, the Parties assume these obligations in connection with information bearing on the subject matter of this License Agreement, including, but not limited to, corporate business plans and goals related hereto and the terms and conditions of this License Agreement.  The provisions of the paragraph do not encompass information of the following character:

(i) information which at the time of disclosure to the party was or is generally known or which later becomes known to others by publication or voluntary disclosure;

(ii) information which was already in the party's possession at the time of disclosure to such party; or

(iii) information which is available to the party from a source other than the other party which did not in the party's knowledge have as its source for the information any company or individual bound to secrecy by the other party; or

(iv) information which the Licensor or the Licensee is required to disclose in connection with compliance with federal and state securities or similar disclosure laws applicable to either of them, or as may be required in connection with any capital raising activities of either Party.  The provisions of this Article supersede any previous agreement or confidentiality entered into by the parties, and shall survive termination or expiration of this License Agreement.

ARTICLE XVII - JURISDICTION AND VENUE; WAIVER OF JURY TRIAL

(a) Each Party hereto hereby irrevocably submits to the jurisdiction of any federal or state court sitting in the City of Houston and State of Texas, in any action or proceeding arising out of or relating to this License Agreement, and each hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such federal or state court. Licensor accepts for itself and in respect of its property, generally and unconditionally the jurisdiction and venue of the aforesaid courts. Licensor irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to Licensor at its address set forth in the first paragraph provided that the Licensee may serve process in any other manner permitted by law. Each party hereto hereby irrevocably waives any venue objection it may have to any such action or proceeding arising out of or relating to this License Agreement in any such venue and any objection on the grounds that any such action or proceeding in any such court has been brought in any inconvenient forum. Nothing herein shall affect the right or any party hereto to bring any action or proceeding against another party in the courts of other jurisdictions.

(b) EACH PARTY HEREBY WAIVES IRREVOCABLY ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF, RELATED TO OR IN CONNECTION WITH THIS LICENSE AGREEMENT, AND THE ENFORCEMENT THEREOF, WHETHER ALLEGED IN TORT, CONTRACT OR OTHERWISE AND WHETHER ASSERTED AS A CLAIM, COUNTERCLAIM, THIRD-PARTY CLAIM OR IN ANY OTHER FORM.

ARTICLE XVIII - REPRESENTATIONS AND WARRANTIES

(a) Licensor represents and warrants to Licensee as of the Effective Date, that:

(i) Licensor has the right and the ability to license the Patent Rights, the Technology and the Trademarks to Licensee;

(ii) to the extent any Patent Rights are issued as of the Effective Date, such Patent Rights are valid and enforceable, and with respect to Patent Rights for which an application has been filed, Licensor is not aware of any reason why such Patent Rights will not issue into a patent or will not be valid and enforceable;

(iii) the Patent Rights and the development, manufacture, import, export, offer to sell, use, distribution, licensing and sale of Licensed Products using the Patent Rights or the Technology do not or will not interfere or infringe on any intellectual property rights owned or possessed by any third party, nor would the use of the Patent Rights or the Technology render Licensee Liable to a third party for patent infringement. Licensor is not aware of any third party having superior rights that could reasonably be expected to prevent Licensee from fulfilling its covenants and obligations herein;

(iv) there are no claims, judgments, pending or threatened claims or litigation, or settlements against or owed by Licensor or pending or threatened claims or litigation relating to Patent Rights or Technology and Licensor does not know of any reason for such claims, judgments, settlements, or pending or threatened claims or litigation;

(v) Licensor has no knowledge of any circumstances that would adversely affect the commercial utility of the Patent Rights or the Technology within the scope of the licenses granted under this License Agreement;

(vi) Licensor owns all right, title and interest in and to each of the Patent Rights listed on Schedule A free from all claims, encumbrances, mortgages, liens, taxes, pledges, and similar defects of any kind; and

(vii) All necessary registration, maintenance and renewal fees in connection with the Patent Rights, the Technology and the Trademarks (and applications therefor) have been paid and all necessary documents and certificates in connection with such property have been filed and all other necessary actions have been taken with the relevant patent, copyright, trademark or other authorities in the United States for the purposes of maintaining such property (and applications therefor).

(b) The Parties individually represent and warrant to each other that:

(i) this License Agreement has been duly executed and delivered by each of them and constitutes the legal, valid and binding obligation of each of them enforceable in accordance with its terms; and

(ii) the execution, delivery and performance by each of them of this License Agreement have been duly authorized by all requisite corporate action and have not and will not violate any provision of law or regulation, any order, judgment., ruling, writ, injunction, award or decree of any court or other agency of government, the Certificate of Incorporation or the By-Laws of such Party or any provision of any indenture, agreement or other instrument to which they are hound, or conflict with, result in a breach of or constitute (with due notice of lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of its properties or assets.

ARTICLE XIX REPORTS AND RECORDS

(a) The Licensee shall furnish to Licensor a report in writing specifying during the preceding calendar year (i) the total Net Services Sales and Non-Royalty Sublicensing Consideration for all Licensed Services; (ii) applicable deductions; (iii) total royalties due, (iv) names and addresses of all Sublicensees.  Such reports shall be due within 45 days following the last day of each year during the term of this License Agreement.  Each such report shall be accompanied by payment in full of the amount due Licensor in United States dollars calculated in accordance with Article V hereof.

(b) For a period of three years from the date of each report pursuant to Paragraph (a), Licensee, shall keep records adequate to verify each such report and accompanying payment made to Licensor under this License Agreement, and an independent certified public accountant or accounting firm selected by Licensor and acceptable to Licensee may have access, on reasonable notice during regular business hours, not to exceed once per year, to such records to verify such reports and payments.  Such accountant or accounting firm shall not disclose to Licensor any information other than that information relating solely to the accuracy of, or necessity for, the reports and payments made hereunder.  The fees and expense of the certified public accountant or accounting firm performing such verification shall be borne by Licensor unless in the event that the audit reveals an underpayment of royalty by more than ten percent (10%), the cost of the audit shall be paid by Licensee.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals and duly executed this License Agreement on the date(s) indicated below, to be effective the day and year first above written.

NOVAS ENERGY GROUP LIMITED

By: /s/Samvel Karakhanian
Name: Samvel Karakhanian
Title: Director

By: /s/Ageev Nikita
Name: Ageev Nikita
Title: CEO

NOVAS ENERGY (USA) INC.

By: /s/John Huemoeller
Name: John W. Huemoeller II
Title: President & CEO